ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-208507 Dated February 22, 2017
Royal Bank of Canada Trigger Absolute Return Autocallable Notes
$• Notes Linked to the Common Stock of United Continental Holdings, Inc. due on or about February 27, 2019
Investment Description
Trigger Absolute Return Autocallable Notes (the “Notes”) are unconditional, unsecured and unsubordinated debt securities issued by Royal Bank of Canada linked to the performance of the common stock of United Continental Holdings, Inc. (the “Underlying Equity”). If the Underlying Equity closes at or above its closing price on the Trade Date (the “Starting Price”) on any Observation Date (which will occur first on or about May 22, 2017 and then quarterly thereafter as described on page 4 of this free writing prospectus), we will automatically call the Notes and pay you a Call Price equal to the principal amount per Security plus a Call Return based on the Call Return Rate. The Call Return increases the longer the Notes are outstanding, as described below. If by maturity the Notes have not been called, and the closing price of one unit of the Underlying Equity closes at or above the Downside Threshold on the final Observation Date, we will repay the principal amount plus pay you a return at maturity equal to the absolute value of the percentage decline in the price of the Underlying Equity from the Trade Date to the final Observation Date (the “Contingent Absolute Return”). If by maturity the Notes have not been called and the Underlying Equity closes below the Downside Threshold on the final Observation Date, the Contingent Absolute Return will not apply, and we will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the Underlying Equity from the Trade Date to the final Observation Date, up to a 100% loss of your principal amount invested.
Investing in the Notes involves significant risks. The Notes do not pay interest. You may lose some or all of your principal amount. Generally, the higher the Call Return Rate on a Security, the greater the risk of loss on that Security. The Contingent Absolute Return and any contingent repayment of principal apply only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness and is not, either directly or indirectly, an obligation of any third party. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire principal amount. The Notes will not be listed on any securities exchange. Non-U.S. holders will not be subject to withholding on dividend equivalent payments under Section 871(m) of the U.S. Internal Revenue Code. Please see the discussion below under “U.S. Federal Income Tax Consequences,” which applies to the Notes.
Features	Key Dates
☐
Call Return - We will automatically call the Notes for a Call Price equal to the principal amount plus the applicable Call Return based on the Call Return Rate if the closing price of the Underlying Equity on any Observation Date is equal to or greater than the Starting Price. The Call Return increases the longer the Notes are outstanding. If the Notes are not called, investors will have the potential for downside market exposure to the Underlying Equity at maturity if the Final Price is less than the Starting Price.

☐
Contingent Absolute Return at Maturity - If you hold the Notes to maturity, the Notes have not been called on any Observation Date including the final Observation Date and the Underlying Equity closes above or equal to the Downside Threshold on the final Observation Date, we will pay your full principal amount plus the Contingent Absolute Return. If the Underlying Equity closes below the Downside Threshold on the final Observation Date, the Contingent Absolute Return will not apply and we will pay less than your principal amount, if anything, resulting in a loss of your principal amount that will be proportionate to the full negative Underlying Return. The Contingent Absolute Return and any contingent repayment of principal only applies if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness.

Trade Date[1]	February 22, 2017
Settlement Date[1]	February 27, 2017
Observation Dates[1]	Quarterly (see page 4 for details)
Final Observation Date[2]	February 22, 2019
Maturity Date[2]	February 27, 2019
1 Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Observation Dates, including the final Observation Date, and/or the Maturity Date will be changed so that the stated term of the Notes remains approximately the same.
2 Subject to postponement in the event of a market disruption event as described under “General Terms of the Securities – Market Disruption Events” in the accompanying product prospectus supplement no. UBS-TAOS-2.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATION. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 6 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE PS-4 OF THE PRODUCT PROSPECTUS SUPPLEMENT NO. UBS TAOS-2 BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF THE NOTES.
Notes Offering
This free writing prospectus relates to Trigger Absolute Return Autocallable Optimization Notes linked to the performance of the common stock of United Continental Holdings, Inc.  The Call Return Rate, Starting Price and Downside Threshold will be determined on the Trade Date. The range of potential Call Prices for each Observation Date is set forth under “Indicative Terms – Call Return/Call Return Rate” on page 4 of this free writing prospectus. The Notes are offered at a minimum investment of 100 Notes at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.
Underlying Equity	Call Return Rate	Starting Price	Downside Threshold	CUSIP	ISIN
United Continental Holdings, Inc. (UAL)	12.00% to 12.80% per annum (to be determined on the Trade Date)	•	65.00% of the Starting Price	78014E430	US78014E4301
See “Additional Information About Royal Bank of Canada and the Notes” in this free writing prospectus.  The Notes will have the terms specified in the prospectus dated January 8, 2016, the prospectus supplement dated January 8, 2016, product prospectus supplement no. UBS-TAOS-2 dated January 22, 2016 and this free writing prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product prospectus supplement no. UBS-TAOS-2.  Any representation to the contrary is a criminal offense.
	Price to Public(1)		Fees and Commissions(1)		Proceeds to Us
Offering of the Notes	Total	Per Security	Total	Per Security	Total	Per Security
Trigger Absolute Return Autocallable Notes Linked to the Common Stock of United Continental Holdings, Inc.	•	$10.00	•	$0.15	•	$9.85
(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date.  In no event will the commission received by UBS exceed $0.15 per $10 principal amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 14 below.
The initial estimated value of the Notes as of the date of this document is $9.7503 per $10 in principal amount for the Notes, which is less than the price to public. The pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Trade Date, which will not be more than $0.20 less than this amount. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value under “Key Risks” beginning on page 6, “Supplemental Plan of Distribution (Conflicts of Interest)” on page 14 and “Structuring the Notes” on page 14 of this free writing prospectus.
The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Notes
Royal Bank of Canada has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product prospectus supplement no. UBS-TAOS-2 and this free writing prospectus if you so request by calling toll-free 866-609-6009.
You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.
You should read this free writing prospectus together with the prospectus dated January 8, 2016, as supplemented by the prospectus supplement dated January 8, 2016, relating to our Series G medium-term notes of which these Notes are a part, and the more detailed information contained in product prospectus supplement no. UBS-TAOS-2 dated January 22, 2016. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. UBS-TAOS-2, as the Notes involve risks not associated with conventional debt securities.
If the terms discussed in this free writing prospectus differ from those discussed in the product prospectus supplement no. UBS-TAOS-2, the prospectus supplement, or the prospectus, the terms discussed herein will control. Please note in particular that, instead of the term “Trigger Price” in the product prospectus supplement, the term “Downside Threshold” is used in this document.
You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
♦	Product prospectus supplement no. UBS-TAOS-2 dated January 22, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000114036116048456/form424b5.htm
♦	Prospectus supplement dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm
♦	Prospectus dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm
As used in this free writing prospectus, “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Notes may be suitable for you if, among other considerations:
♦        You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦        You can tolerate the loss of all or a substantial portion of your investment and are willing to make an investment that may have similar downside market risk as the Underlying Equity.
♦        You are willing to accept the risks of investing in equities in general and in the Underlying Equity in particular.
♦        You believe the Underlying Equity will close at or above the Starting Price on any one of the specified Observation Dates, including the final Observation Date, or you believe the Underlying Equity will not close below the Downside Threshold on the final Observation Date.
♦        You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Equity.
♦        You are willing to hold Notes that will be called on the earliest Observation Date on which the Underlying Equity closes at or above the Starting Price, or you are otherwise willing to hold such Notes to maturity.
♦        You are willing to make an investment whose return is limited to the Call Return, regardless of the potential appreciation of the Underlying Equity, which could be significant, or, if the Notes have not been called, to the Contingent Absolute Return (as limited by the Downside Threshold).
♦        You would be willing to invest in the Notes if the Call Return Rate were set equal to the bottom of the range indicated on the cover page of this free writing prospectus (the actual Call Return Rate will be set on the Trade Date).
♦        You are willing to invest in Notes for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to purchase the Notes.
♦        You do not seek current income from this investment and are willing to forgo any dividends paid on the Underlying Equity.
♦        You are willing to assume our credit risk for all payments under the Notes, and understand that if we default on our obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:
♦        You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦        You cannot tolerate the loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have similar downside market risk as the Underlying Equity.
♦        You are unwilling to accept the risks of investing in equities in general or in the Underlying Equity in particular.
♦      You do not believe the Underlying Equity will close at or above the Starting Price on any one of the specified Observation Dates, including the final Observation Date, or you believe the Underlying Equity will close below the Downside Threshold on the final Observation Date exposing you to the full downside performance of the Underlying Equity.
♦        You seek an investment that is designed to provide a full return of principal at maturity.
♦       You seek an investment that participates in the full performance of the Underlying Equity and whose positive return is not limited to the applicable Call Return, or, if the Notes have not been called, to the Contingent Absolute Return (as limited by the Downside Threshold).
♦        You would be unwilling to invest in the Notes if the Call Return Rate were set equal to the bottom of the range indicated on the cover page of this free writing prospectus (the actual Call Return Rate will be set on the Trade Date).
♦        You are unable or unwilling to hold Notes that will be called on the earliest Observation Date on which the Underlying Equity closes at or above the Starting Price, or you are otherwise unable or unwilling to hold such Notes to maturity.
♦        You seek an investment for which there will be an active secondary market.
♦        You seek current income from your investment, or prefer to receive any dividends paid on the Underlying Equity.
♦       You prefer the lower risk, and therefore accept the potentially lower returns, of conventional fixed income investments with comparable maturities and credit ratings.
♦        You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Equity.
♦        You are not willing to assume our credit risk for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this free writing prospectus and “Risk Factors” in the accompanying product prospectus supplement no. UBS-TAOS-2 for risks related to an investment in the Notes.

Indicative Terms of the Notes[1]
Issuer:	Royal Bank of Canada
Principal Amount per Security:	$10 per Security (subject to a minimum purchase of 100 Notes or $1,000)
Term:	Approximately two years, unless called earlier
Underlying Equity:[2]	The common stock of United Continental Holdings, Inc.
Call Feature:
The Notes will be called if the Closing Price of the Underlying Equity on any Observation Date is at or above its Starting Price. If the Notes are called, we will pay you on the applicable Call Settlement Date a cash payment per $10 principal amount equal to the Call Price for the applicable Observation Date.

Observation Dates:[3]
The first Observation Date will occur on or about May 22, 2017; Observation Dates will occur quarterly thereafter on or about August 22, 2017, November 22, 2017, February 22, 2018, May 22, 2018, August 22, 2018, November 23, 2018 and February 22, 2019 (the “final Observation Date”).[4]

Call Settlement Dates:	Two (2) business days following the applicable Observation Date, except that the Call Settlement Date for the final Observation Date is the Maturity Date.
Call Price:	The Call Price will be calculated based on the following formula: $10 + ($10 x Call Return)
Call Return / Call Return Rate:
The Call Price will be based upon the Call Return. The Call Return increases the longer the Notes are outstanding and will be based on the Call Return Rate of between 12.00% and 12.80% per annum. The actual Call Return Rate will be set on the Trade Date.
The Call Return will be a fixed amount based upon equal quarterly installments at the Call Return Rate, which is a per annum rate. The following table sets forth each Observation Date, each Call Settlement Date and the corresponding Call Price range.

[1]	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
[2]	For a description of adjustments that may affect the Underlying Equity, see “General Terms of the Securities” in the product prospectus supplement no. UBS-TAOS-2.
[3]
Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates (including the final Observation Date) and Maturity Date will be changed to ensure that the stated term of the Notes remains approximately the same.

[4]
Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities – Market Disruption Events” in the accompanying product prospectus supplement no. UBS-TAOS-2.

Observation Dates	Call Settlement Dates	Call Price
May 22, 2017	May 24, 2017	[$10.30 - $10.32]
August 22, 2017	August 24, 2017	[$10.60 - $10.64]
November 22, 2017	November 27, 2017	[$10.90 - $10.96]
February 22, 2018	February 26, 2018	[$11.20 – $11.28]
May 22, 2018	May 24, 2018	[$11.50 - $11.60]
August 22, 2018	August 24, 2018	[$11.80 - $11.92]
November 23, 2018	November 27, 2018	[$12.10 - $12.24]
February 22, 2019 (Final Observation Date)	February 26, 2019	[$12.40 - $12.56]
Payment at Maturity (per Security):
If the Notes are not called and the Final Price of the Underlying Equity is above or equal to the Downside Threshold on the final Observation Date, we will pay you a cash payment on the Maturity Date per Security equal to:
$10 × (1 + Contingent Absolute Return)
If the Notes are not called and the Final Price is below the Downside Threshold on the final Observation Date, then the Contingent Absolute Return will not apply, and we will pay you a cash payment on the Maturity Date that is less than your principal amount, if anything, resulting in a loss that is proportionate to the negative Underlying Return, equal to:
$10 × (1 + Underlying Return)
Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the Underlying Equity declines.

Underlying Return:	Final Price - Starting Price Starting Price
Downside Threshold:	A percentage of the Starting Price of the Underlying Equity, as specified on the cover page of this free writing prospectus.
Contingent Absolute Return:	The absolute value of the Underlying Return. For example, if the Underlying Return is -5%, the Contingent Absolute Return will equal 5%.
Starting Price:	The closing price of the Underlying Equity on the Trade Date.
Final Price:	The closing price of the Underlying Equity on the final Observation Date.
Closing Price:	On any trading day, the last reported sale price of the Underlying Equity on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.

Investment Timeline

Trade Date:	The closing price of the Underlying Equity (the Starting Price) is observed, the Downside Threshold is determined and the Call Return Rate is set.

Quarterly:
The Notes will be called if the closing price of the Underlying Equity on any Observation Date is equal to or greater than the Starting Price.

If the Notes are called, we will pay the Call Price for the applicable Observation Date, equal to the principal amount plus the applicable Call Return.

Maturity Date:
The Final Price of the Underlying Equity is observed on the final Observation Date.

If the Notes have not been called and the Final Price is equal to or greater than the Downside Threshold, we will repay an amount in cash equal to:

$10 × (1 + Contingent Absolute Return)

If the Notes have not been called and the Final Price is less than the Downside Threshold, then the Contingent Absolute Return will not apply, and we will repay less than the principal amount, if anything, resulting in a loss proportionate to the decline of the Underlying Equity, equal to a return of:

$10.00 × (1 + Underlying Return) per Security

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO OUR CREDITWORTHINESS. IF WE WERE TO DEFAULT ON OUR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE PRINCIPAL AMOUNT.

Key Risks
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlying Equity. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. UBS-TAOS-2. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Notes.
Risks Relating to the Notes Generally
♦
You May Lose Some or All of Your Principal: The Notes differ from ordinary debt securities in that we will not necessarily pay the full principal amount at maturity. The return on the Notes depends on whether the Underlying Equity closes at or above the Starting Price on an Observation Date, and if the Notes are not called, whether the Final Price of the Underlying Equity is greater than or equal to the Downside Threshold.  If the Notes are not called, we will only pay you the principal amount of your Notes, plus the Contingent Absolute Return, if the Final Price of the Underlying Equity is greater than or equal to the Downside Threshold, and will only make such payment at maturity.  If the Notes are not called and the Final Price is less than the Downside Threshold, the Contingent Absolute Return will not apply and you will lose some or all of your principal amount in an amount proportionate to the negative Underlying Return.

♦
The Call Feature and the Downside Threshold Limit Your Potential Return: The return potential of the Notes if the Notes are called as of any Observation Date is limited to the applicable Call Return, regardless of the appreciation of the Underlying Equity, which may be significant. Therefore, you may receive a lower payment if the Notes are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the Underlying Equity. In addition, because the Call Return increases the longer the Notes are outstanding, the Call Price payable on the first Observation Date is less than the Call Price payable on later Observation Dates.  As the Notes could be called as early as the first Observation Date, the total return on the Notes could be minimal.

If the Notes are not called, and the Final Price is greater than or equal to the Downside Threshold, your return at maturity will be limited to the absolute value of the decline in the price of the Underlying Equity up to the Downside Threshold.  Accordingly, this payment will not exceed the percentage by which the Downside Threshold is less than the Starting Price. You will not receive the Contingent Absolute Return, and will lose some or all of your principal amount, if the Notes are not called and the Final Price is less than the Downside Threshold.
♦	No Periodic Interest Payments: We will not pay any interest with respect to the Notes.
♦
Reinvestment Risk: If your Notes are called early, the holding period over which you would receive the per annum Call Return Rate could be as little as three months.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are called prior to the Maturity Date.

♦
Contingent Absolute Return Applies Only at Maturity: You should be willing to hold your Notes to maturity.  If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell your Notes at a loss relative to your initial investment, even if the price of the Underlying Equity is above the Downside Threshold. If at maturity the Notes have not been called, we will repay you the full principal amount per Security plus the Contingent Absolute Return, unless the price of the Underlying Equity closes below the Downside Threshold on the final Observation Date.  Under these circumstances, the Contingent Absolute Return will not apply and we will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the Underlying Equity from the Trade Date to the final Observation Date.  The Contingent Absolute Return and any contingent repayment of principal are based on whether the Final Price is below the Downside Threshold and apply only if you hold your Notes to maturity.

♦
The Call Return Rate and the Probability that the Final Price Will Fall Below the Downside Threshold on the Final Observation Date Will Reflect in Part the Volatility of the Underlying Equity: “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying Equity. The greater the volatility of the Underlying Equity, the more likely it is that the price of that Underlying Equity could close below the Downside Threshold on the final Observation Date. This risk will generally be reflected in a higher Call Return Rate for the Notes than the return payable on our conventional debt securities with a comparable term. However, while the Call Return Rate is set on the Trade Date, the Underlying Equity’s volatility can change significantly over the term of the Notes, and may increase. The price of the Underlying Equity could fall sharply as of the final Observation Date, which could result in a significant loss of your initial investment.

♦
Credit Risk of Royal Bank of Canada: The Notes are our unsubordinated and unsecured debt obligations and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including payments in respect of an automatic call or any repayment of principal, depends on our ability to satisfy our obligations as they come due.  As a result, our actual and perceived creditworthiness may affect the market value of the Notes and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

♦
Single Stock Risk: The price of the Underlying Equity can rise or fall sharply due to factors specific to the Underlying Equity and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.  You, as an investor in the Notes, should make your own investigation into the issuer of the Underlying Equity and the Underlying Equity. We urge you to review financial and other information filed periodically by the issuer with the SEC.

♦
Dividend Payments or Voting Rights: As a holder of the Notes, you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of the Underlying Equity would have.

♦
Owning the Notes Is Not the Same as Owning the Underlying Equity: The return on your Notes may not reflect the return you would realize if you actually owned the Underlying Equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions over the term of the Notes, which could constitute significant returns to actual owners of the Underlying Equity.  Furthermore, the Underlying Equity may appreciate substantially during the term of the Notes, while your potential return, if called, will be limited to the applicable Call Return.
♦
There Is No Affiliation Between the Underlying Equity Issuer and RBCCM, and RBCCM Is Not Responsible for any Disclosure by the Underlying Equity Issuer: We are not affiliated with the Underlying Equity issuer.  However, we and our affiliates may currently, or from time to time in the future engage in business with the Underlying Equity issuer.  Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the Underlying Equity and the Underlying Equity issuer.  You, as an investor in the Notes, should make your own investigation into the Underlying Equity and the Underlying Equity issuer for your Notes.  The Underlying Equity issuer is not involved in this offering and has no obligation of any sort with respect to your Notes.  The Underlying Equity issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

♦
Lack of Liquidity: The Notes will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Notes in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM is willing to buy the Notes.

♦
The Initial Estimated Value of the Notes Will Be  Less than the Price to the Public: The initial estimated value for the Notes that is set forth on the cover page of this document, and that will be set forth in the final pricing supplement for the Notes, will be less than the public offering price you pay for the Notes, does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the price of the Underlying Equity, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount, and our estimated profit and the costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount and our estimated profit and the costs relating to our hedging of the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades.  In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal borrowing rate used to price the Notes and determine the initial estimated value.  As a result, any secondary price will be less than if the internal borrowing rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

♦
Our Initial Estimated Value of the Notes Is an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set: The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
♦
Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates: RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations as to the Underlying Equity that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Underlying Equity, and therefore the market value of the Notes.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of an investment in the Notes are uncertain. You should consult your tax adviser about your tax situation.
♦
Potential Royal Bank of Canada and UBS Impact on Price: Trading or transactions by us, UBS or our respective affiliates in the Underlying Equity, or in futures, options, exchange-traded funds or other derivative products on the Underlying Equity may adversely affect the market value of the Underlying Equity, the closing price of the Underlying Equity, and, therefore, the market value of the Notes.

♦
The Terms of the Notes at Issuance and Their Market Value Prior to Maturity Will Be Influenced by Many Unpredictable Factors: Many economic and market factors will influence the terms of the Notes at issuance and their value prior to maturity. These factors are similar in some ways to those that could affect the value of a combination of instruments that might be used to replicate the payments on the Notes, including a combination of a bond with one or more options or other derivative instruments. For the market value of the Notes, we expect that, generally, the price of the Underlying Equity on any trading day will affect the value of the Notes more than any other single factor. However, you should not expect the value of the Notes in the secondary market to vary in proportion to changes in the price of the Underlying Equity. The value of the Notes will be affected by a number of other factors that may either offset or magnify each other, including:

♦	the actual and expected volatility of the price of the Underlying Equity;
♦	the time to maturity of the Notes;

♦	the dividend rate on the Underlying Equity;
♦	interest and yield rates in the market generally;
♦	a variety of economic, financial, political, regulatory or judicial events;
♦	the occurrence of certain events relating to the Underlying Equity that may or may not require an adjustment to the terms of the Notes; and
♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
Some or all of these factors will influence the terms of the Notes at issuance as well as the price you will receive if you choose to sell the Notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You may have to sell the Notes at a substantial discount from the principal amount if the price of the Underlying Equity is at, below or not sufficiently above, the Downside Threshold.
♦
The Anti-Dilution Protection for the Underlying Equity Is Limited: The calculation agent will make adjustments to the Starting Price and the Downside Threshold for certain events affecting the Underlying Equity. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the Underlying Equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected.

Hypothetical Examples
Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.
The examples below illustrate the payment upon a call or at maturity for a $10 Security in a hypothetical offering of the Notes, with the following assumptions:*

Principal Amount:	$10
Term:	2 years
Hypothetical Starting Price:	$100.00
Hypothetical Call Return Rate:	12.00% per annum (or 3.00% per quarterly period), representing the low end of the Call Return Rate range set forth on the cover page.
Observation Dates:	Observation Dates will occur quarterly as set forth under “Indicative Terms” in this free writing prospectus.
Hypothetical Downside Threshold:	$65.00 (which is 65% of the Starting Price)
* May not be the actual Call Return Rate per annum, Starting Price, or Downside Threshold applicable to the Notes. The actual Call Return Rate, the Starting Price and the Downside Threshold for the Notes will be determined on the Trade Date.
Example 1 - Notes are Called on the First Observation Date
Closing Price at first Observation Date:	$105.00 (at or above Starting Price, Notes are called)
Call Price (per $10.00):	$10.30
Because the Notes are called on the first Observation Date, we will pay you on the Call Settlement Date a total Call Price of $10.30 per $10.00 principal amount (a 3.00% total return on the Notes).
Example 2 - Notes are Called on the final Observation Date
Closing Price at first Observation Date:	$95.00 (below Starting Price, Notes NOT called)
Closing Price at second Observation Date:	$90.00 (below Starting Price, Notes NOT called)
Closing Price at third Observation Date:	$85.00 (below Starting Price, Notes NOT called)
Closing Price at fourth Observation Date:	$87.00 (below Starting Price, Notes NOT called)
Closing Price at fifth Observation Date:	$89.00 (below Starting Price, Notes NOT called)
Closing Price at sixth Observation Date:	$92.00 (below Starting Price, Notes NOT called)
Closing Price at seventh Observation Date:	$95.00 (below Starting Price, Notes NOT called)
Closing Price at final Observation Date:	$105.00 (at or above Starting Price, Notes are called)
Call Price (per $10.00):	$12.40
Because the Notes are called on the final Observation Date, we will pay you on the Call Settlement Date (which coincides with the Maturity Date in this example) a total Call Price of $12.40 per $10.00 principal amount (a 24% total return on the Notes).
Example 3 - Notes are NOT Called and the Final Price is above the Downside Threshold on the final Observation Date
Closing Price at first Observation Date:	$95.00 (below Starting Price, Notes NOT called)
Closing Price at second Observation Date:	$90.00 (below Starting Price, Notes NOT called)
Closing Price at third Observation Date:	$85.00 (below Starting Price, Notes NOT called)
Closing Price at fourth Observation Date:	$87.00 (below Starting Price, Notes NOT called)
Closing Price at fifth Observation Date:	$89.00 (below Starting Price, Notes NOT called)
Closing Price at sixth Observation Date:	$92.00 (below Starting Price, Notes NOT called)
Closing Price at seventh Observation Date:	$95.00 (below Starting Price, Notes NOT called)
Closing Price at final Observation Date:	$90.00 (below Starting Price, but above Downside Threshold, Notes NOT called)
Payment at Maturity (per $10.00):	$10.00 × (1 + Contingent Absolute Return) $10.00 × (1 + 10%) $11.00
Because the Notes are not called and the Underlying Return is -10.00%, but the Final Price is above the Downside Threshold on the final Observation Date, we will pay you at maturity a total of $11.00 per $10.00 principal amount (a 10.00% return on the Notes). Accordingly, even though the price of the Underlying Equity has decreased, you will receive a positive return on the Notes.

Example 4 - Notes are NOT Called and the Final Price is below the Downside Threshold on the final Observation Date
Closing Price at first Observation Date:	$95.00 (below Starting Price, Notes NOT called)
Closing Price at second Observation Date:	$90.00 (below Starting Price, Notes NOT called)
Closing Price at third Observation Date:	$85.00 (below Starting Price, Notes NOT called)
Closing Price at fourth Observation Date:	$87.00 (below Starting Price, Notes NOT called)
Closing Price at fifth Observation Date:	$89.00 (below Starting Price, Notes NOT called)
Closing Price at sixth Observation Date:	$92.00 (below Starting Price, Notes NOT called)
Closing Price at seventh Observation Date:	$95.00 (below Starting Price, Notes NOT called)
Closing Price at final Observation Date:	$50.00 (below Starting Price and Downside Threshold, Notes NOT called)
Payment at Maturity (per $10):	$10.00 × (1 + Underlying Return) $10.00 × (1 - 50%) $5.00
Because the Notes are not called and the Final Price is below the Downside Threshold on the final Observation Date, we will pay you at maturity a total of $5.00 per $10.00 principal amount (a 50.00% loss on the Notes).

What Are the Tax Consequences of the Notes?
U.S. Federal Income Tax Consequences
Set forth below, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement, and prospectus, is a summary of the material U.S. federal income tax consequences relating to an investment in the Notes.  The following summary is not complete and is qualified in its entirety by the discussion under the sections entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, which you should carefully review prior to investing in the Notes.
In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Notes as callable pre-paid cash-settled derivative contracts linked to the Underlying Equity for U.S. federal income tax purposes, and the terms of the Notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization.  If the Notes are so treated, a holder should generally recognize capital gain or loss upon the call, sale or maturity of the Notes in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Notes.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations.
Alternative tax treatments are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Notes.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Notes.
A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2018. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying Equity or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying Equity or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
Please see the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Notes.
Canadian Federal Income Tax Consequences
For a discussion of the material Canadian federal income tax consequences relating to an investment in the Notes, please see the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.

Information About the Underlying Equity
Included on the following pages is a brief description of the issuer of the Underlying Equity. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low and period-end closing prices for the Underlying Equity. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Underlying Equity as an indication of future performance.
The Underlying Equity is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the Underlying Equity issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the Underlying Equity issuer under the Exchange Act can be located by reference to its SEC Central Index Key (“CIK”) number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.
United Continental Holdings, Inc.
According to publicly available information, United Continental Holdings, Inc. is an airline holding company. The company owns and operates airlines that transports persons, property and mail throughout the United States and abroad.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 100517. The company’s common stock is listed on the NYSE under the ticker symbol “UAL.”
Historical Information
The following table sets forth the quarterly high, low and period-end closing prices for this Underlying Equity, based on daily closing prices, as reported by Bloomberg. The historical performance of this Underlying Equity should not be taken as an indication of its future performance during the term of the Notes.
Quarter Begin	Quarter End	Quarterly Closing High ($)	Quarterly Closing Low ($)	Quarterly Period-End Close ($)
1/1/2008	3/31/2008	41.14	20.91	21.53
4/1/2008	6/30/2008	23.61	5.22	5.22
7/1/2008	9/30/2008	14.94	3.13	8.79
10/1/2008	12/31/2008	16.59	5.02	10.74
1/1/2009	3/31/2009	12.77	3.66	4.48
4/1/2009	6/30/2009	6.76	3.17	3.19
7/1/2009	9/30/2009	9.40	3.18	9.22
10/1/2009	12/31/2009	13.09	6.33	12.80
1/1/2010	3/31/2010	20.18	12.23	19.55
4/1/2010	6/30/2010	23.97	17.71	20.56
7/1/2010	9/30/2010	24.25	18.59	23.66
10/1/2010	12/31/2010	29.53	23.27	24.01
1/1/2011	3/31/2011	27.48	22.17	22.99
4/1/2011	6/30/2011	26.68	19.79	22.63
7/1/2011	9/30/2011	23.03	16.61	19.38
10/1/2011	12/31/2011	21.24	15.53	18.87
1/1/2012	3/31/2012	24.97	17.48	21.50
4/1/2012	6/30/2012	25.17	20.58	24.33
7/1/2012	9/30/2012	24.82	17.78	19.50
10/1/2012	12/31/2012	24.19	19.21	23.38
1/1/2013	3/31/2013	32.50	23.95	32.01
4/1/2013	6/30/2013	34.75	28.66	31.29
7/1/2013	9/30/2013	36.25	27.71	30.71
10/1/2013	12/31/2013	39.83	29.65	37.83
1/1/2014	3/31/2014	49.18	37.73	44.63
4/1/2014	6/30/2014	48.05	39.20	41.07
7/1/2014	9/30/2014	51.74	38.62	46.79
10/1/2014	12/31/2014	66.89	40.55	66.89
1/1/2015	3/31/2015	73.62	63.83	67.25
4/1/2015	6/30/2015	64.02	51.23	53.01
7/1/2015	9/30/2015	61.56	51.50	53.05
10/1/2015	12/31/2015	61.49	50.78	57.30
1/1/2016	3/31/2016	61.19	45.12	59.86
4/1/2016	6/30/2016	58.60	37.75	41.04
7/1/2016	9/30/2016	54.36	39.31	52.47
10/1/2016	12/31/2016	76.05	52.82	72.88
1/1/2017	2/21/2017*	75.96	70.47	75.41
* This free writing prospectus includes information for the first calendar quarter of 2017 only for the period from January 1, 2017 through February 21, 2017.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2017.

The graph below illustrates the performance of this Underlying Equity from January 1, 2008 to February 21, 2017, assuming a Starting Price of $75.41, which was its closing price on February 21, 2017, and a Downside Threshold equal to 65.00% of the Starting Price (the actual Starting Price and Downside Threshold will be determined on the Trade Date).
HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.
Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We will agree that UBS Financial Services Inc. may sell all or a part of the Notes that it will purchase from us to investors at the price to public or to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed under Rule 424(b)(2) containing the final pricing terms of the Notes.
Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Notes in the secondary market, but it is not required to do so.
We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-17 of the accompanying product prospectus supplement no. UBS-TAOS-2.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately six months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Notes.  Any such excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Notes that we repurchase and our negotiated arrangements from time to time with UBS.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 8, 2016.
Structuring the Notes
The Notes are our debt securities, the return on which is linked to the performance of the Underlying Equity.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than any secondary market rate is a factor that is likely to result in a higher initial estimated value of the Notes at the time their terms are set than if any secondary market rate was used. Unlike the estimated value included on the cover of this document or in the final pricing supplement relating to the Notes, any value of the Notes determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Notes than if our initial internal borrowing rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying Equity, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the Trade Date being less than their public offering price.  See “Key Risks—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.
Terms Incorporated in Master Note
The terms appearing above under the caption “Indicative Terms” and the provisions in the accompanying product prospectus supplement no. UBS-TAOS-2 dated January 22, 2016 under the caption “General Terms of the Securities,” are incorporated into the master note issued to DTC, the registered holder of the Notes.